EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS SECOND QUARTER 2011 RESULTS

Second quarter 2011 operating earnings (1) of $0.16 per diluted share, net income of $0.15 per diluted share

Non-covered loans and leases grew $103 million, or 2%, over prior quarter

Core net interest margin (1) increased 17 basis points over prior quarter to 4.08%

Net interest margin increased 14 basis points over prior quarter to 4.32%

Non-covered, non-performing assets decreased to 1.37% of total assets, the lowest quarterly level since 2008

Non-interest bearing demand deposits increased 4% on a sequential quarter basis

PORTLAND, Ore. – July 20, 2011 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc. today announced second quarter 2011 net earnings available to common shareholders of $17.7 million, or $0.15 per diluted common share, compared to net earnings available to common shareholders of $3.4 million, or $0.03 per diluted common share, for the same period in the prior year.

Operating earnings (1), defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, was $18.1 million, or $0.16 per diluted common share for the second quarter of 2011, compared to operating earnings of $4.7 million, or $0.04 per diluted common share, for the same period in the prior year.

Significant financial statement items for the second quarter of 2011 include:

•         Non-covered loans and leases grew $103 million, primarily comprised of commercial & industrial loans, and total non-covered loan commitments increased $178 million;

•         Net interest margin increased to 4.32% due to larger investment portfolio balances, increased balances on the non-covered loan portfolio, increased yields on the covered portfolio, and decreased cost of interest bearing liabilities;

•         Core net interest margin (1) increased 17 basis points to 4.08%;

•         Non-covered, non-performing assets declined to 1.37% of total assets;

•         Provision for non-covered loan losses and total net charge-offs each totaled $15.5 million;

•         The allowance for credit losses ended the quarter at 1.72% of total non-covered loans and leases;

•         Provision for covered loan losses of $3.8 million was mostly offset by a corresponding gain in the FDIC indemnification asset;

(1) Operating earnings and Core net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

•         The cost of interest bearing deposits for the second quarter of 2011 was 0.79%, a decrease of 4 basis points on a sequential quarter basis;

•         Tangible common equity ratio of 9.23%; and

•         Total risk-based capital of 17.33%, and tier 1 common to risk weighted asset ratio of 13.04%.

“This quarter the Company experienced good loan growth, stronger earnings, a higher net interest margin and improved credit quality metrics,” said Ray Davis, CEO of Umpqua Holdings Corporation.  “The results are due to hard work by a quality staff and through strategic actions taken over the past eighteen months that have positioned the Company well for future growth.”

Asset quality – Non-covered loan portfolio

Non-performing assets were $157.4 million, or 1.37% of total assets, as of June 30, 2011, compared to $177.0 million, or 1.53% of total assets as of March 31, 2011, and $205.5 million, or 1.90% of total assets as of June 30, 2010. Of this amount, as of June 30, 2011, $109.9 million represented non-accrual loans, $13.1 million represented loans past due greater than 90 days and still accruing interest, and $34.4 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of June 30, 2011, the non-covered, non-performing assets of $157.4 million have been written down by 43%, or $120.7 million, from their current par balance of $278.1 million.

The provision for loan losses for the second quarter of 2011 was $15.5 million, stable relative to the prior quarter, reflecting the stabilization of credit quality of the loan portfolio and the decline of non-performing loans. Total net charge-offs for the second quarter of 2011 were $15.5 million, the lowest level of net charge-offs since the third quarter of 2008, reducing the allowance for credit losses to 1.72% of non-covered loans and leases at June 30, 2011, as compared to 1.75% of total non-covered loans as of March 31, 2011 and 2.00% of total non-covered loans as of June 30, 2010. The annualized net charge-off rate for the second quarter of 2011 was 1.10%.

Non-covered loans past due 30 to 89 days were $43.9 million, or 0.76% of non-covered loans and leases as of June 30, 2011, as compared to $70.7 million, or 1.25% as of March 31, 2011, and $40.1 million, or 0.70% as of June 30, 2010.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn. The following table recaps the Company’s credit quality trends since the second quarter of 2007 as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision		for credit losses		non-performing
	for	Net	to non-covered	30-89 days	assets to
	loan loss	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Total	$502,606	$470,152

Non-covered construction loan portfolio

Total non-covered construction loans declined again in the quarter to $297 million as of June 30, 2011, representing a decrease of 19% since March 31, 2011, and a decrease of 40% from June 30, 2010. Within this portfolio, the residential development loan segment was $113 million, or 2% of the total non-covered loan portfolio. Of this amount, $25.9 million represented non-performing loans and $40.3 million were classified as performing restructured loans. The residential development loan segment has decreased $63 million, or 36%, since June 30, 2010.

The remaining $184 million in non-covered construction loans as of June 30, 2011 primarily represent commercial construction projects. Of this amount, $8.1 million represented non-performing loans and $26.9 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of June 30, 2011. Of this total, $2.24 billion are non-owner occupied and $1.29 billion are owner occupied. Of the total term commercial real estate portfolio, $53.1 million were on non-accrual status, and $32.1 million, or 0.91%, were past due 30-89 days as of June 30, 2011. Of the total non-covered commercial real estate portfolio, 7% matures in 2011-2012, 16% in years 2013-2014, and 23% in years 2015-2016. The remaining 54% of the portfolio matures in or after the year 2017.

The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result, in many cases, the loan-to-value was substantially less than our in-house maximum of 75%. This underwriting serves to protect against the low capitalization rate environment of the past several years.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

During the past two years, the Company has completed several rounds of stress testing on the commercial real estate portfolio, focusing on items such as capitalization rates, interest rates and vacancy factors. The results of the stress testing showed no significant unidentified risks, unlike our experience in the residential development construction portfolio. As we remain in a difficult economic environment, we anticipate that some borrowers will struggle, but that potential issues within the commercial real estate portfolio will result from individual loans within distinct geographic areas and not represent a systemic weakness in the portfolio. We believe we are well positioned to manage the exposure and work with our customers until the economic climate improves.

Non-covered restructured loans

Restructured loans on accrual status were $81.0 million as of June 30, 2011, up from $67.5 million as of March 31, 2011, and from $80.5 million as of June 30, 2010. The increase in the second quarter related to three commercial construction relationships. The Company does not enter into restructurings on loans in non-performing status, and generally requires the customer to pledge additional collateral, maintain a minimum debt service coverage ratio of 1.0, and show substantial external sources of repayment prior to the Company agreeing to restructure.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $30.2 million, or 0.26% of total assets, as of June 30, 2011, as compared to $27.7 million, or 0.24% of total assets, as of March 31, 2011, and $87.1 million, or 0.80% of total assets, as of June 30, 2010. The total non-performing assets balance at June 30, 2011 represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of loan pool continues to accrete income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Net interest margin

The Company reported a tax equivalent net interest margin of 4.32% for the second quarter of 2011, as compared to 4.18% for the first quarter of 2011, and 4.05% for the second quarter of 2010. The increase in net interest margin in the current quarter over the prior quarter resulted primarily from investing excess interest bearing cash into the investment portfolio in the prior quarter, increased non-covered loans outstanding, increased yields on the covered loan portfolio and declining costs of interest bearing deposits, partially offset by a decrease in covered loans. The increase in net interest margin in the current quarter over the same quarter of the prior year resulted from investing excess interest bearing cash into the investment portfolio, increased covered loans outstanding, increased yields on the covered loan portfolio and declining costs of interest bearing deposits, partially offset by a decrease in non-covered loans and an increase in interest bearing deposits.

Loan disposal related activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceeds the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $6.7 million of interest income in the second quarter of 2011, as compared to $8.2 million in the first quarter of 2011 and none in the second quarter of 2010. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income. Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 4.06% for the current quarter, 3.86% for the prior quarter, and 4.05% in the same quarter of the prior year.

Interest and fee reversals on non-accrual loans during the first quarter of 2011 were $0.5 million, negatively impacting the net interest margin by 2 basis points, as compared to $1.3 million for the first quarter of 2011 and $0.7 million in the second quarter of 2010. Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our core net interest margin was 4.08% for the second quarter of 2011, 3.91% for the first quarter of 2011 and 4.08% for the second quarter of 2010. Core net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the fifteenth consecutive quarter, the Company has continued to reduce the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.79%, 4 basis points lower than the first quarter of 2011 and 31 basis points lower than the second quarter of 2010.

Mortgage banking revenue

The Company recorded $4.8 million in total mortgage banking revenue during the second quarter of 2011, on closed loan volume of $185 million. In the second quarter of 2011, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $0.3 million. The decline primarily related to the passage of time as the market for mortgage interest rates has remained stable throughout the quarter. Income from the origination and sale of mortgage loans was $4.0 million in the second quarter, representing an 8% decrease over the prior quarter, and stable as compared to the same quarter of the prior year. The decrease in mortgage banking revenue as compared to the prior quarter primarily relates to the retention of adjustable rate mortgages in the Company’s loan portfolio. As of June 30, 2011, the Company serviced $1.75 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $16.4 million, or 0.93% of the total serviced portfolio principal balance.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Gain on sale of investment securities

During the second quarter of 2011, the Company sold approximately $169 million of longer duration investment securities in order to reduce the price risk of the securities portfolio if interest rates were to significantly increase in future periods. In connection with this sale, the Company recognized a gain on sale of investment securities of $5.6 million. The purpose of the sale was not to recognize gains, as the overall available for sale portfolio has a net unrealized gain of $62 million before tax. Rather it was to hedge the potential future adverse effects of rising interest rates on accumulated other comprehensive income in equity.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the second quarter of 2011. The Company utilizes an external firm to determine the valuation of this liability. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of June 30, 2011, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants. Because these instruments are no longer being originated in the market, the quarterly fair value adjustments are difficult to estimate, but are not likely to be volatile in the future, and the cumulative fair value adjustment will continue to reverse over time and be recognized as a reduction in non-interest income over the remaining period to maturity of each related instrument. As of June 30, 2011, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $81.8 million.

Non-interest expense

Total non-interest expense for the second quarter of 2011 was $83.2 million, compared to $84.2 million for the first quarter of 2011 and $74.8 million for the second quarter of 2010. Included in non-interest expense are several categories which are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as infrequently occurring expenses such as merger related costs. Excluding these non-controllable, valuation related or infrequently occurring items, the remaining non-interest expense items totaled $76.4 million for the second quarter of 2011, flat as compared first quarter of 2011, and $70.1 million for the second quarter of 2010. The increase in non-interest expense over the same period in the prior year relates to the assumption of Evergreen’s, Rainier’s and Nevada Security’s banking operations, increases in variable expenses related to the mortgage banking division’s production, higher loan collection and OREO management expenses, and investment in various infrastructure and growth initiatives.

During the second quarter of 2011, the Company incurred external loan collection and OREO management expense of $4.2 million, compared to $4.8 million for the first quarter of 2011, and $1.7 million for the second quarter of 2010. Excluding net losses on OREO and core credit administration expenses, our total loan and OREO operating workout cost, including staff costs, was $12.4 million through June 2011, or $24.8 million annualized for the year. Mortgage production related expense was $4.3 million in the second quarter of 2011, compared to $4.3 million in the first quarter of 2011, and $3.4 million for the second quarter of 2010.

Total FDIC deposit insurance assessments during the second quarter of 2011 were $2.8 million, compared to $3.9 million in the prior quarter, and $3.6 million for the second quarter of 2010. The decrease in the deposit insurance expense in the current quarter resulted from a structural change in the deposit assessment calculation and rate schedule effective in the second quarter of 2011.

Income taxes

The Company recorded a provision for income taxes of $8.8 million in the second quarter of 2011, representing an effective tax rate of 32.9% on an annualized basis. The change in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Balance sheet

Total consolidated assets as of June 30, 2011 were $11.5 billion, compared to $11.6 billion on March 31, 2011 and $10.8 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $6.4 billion and $9.1 billion, respectively, as of June 30, 2011, as compared to $6.4 billion and $9.3 billion, respectively, as of March 31, 2011, and $6.6 billion and $8.6 billion, respectively, as of June 30, 2010.

Total non-covered loans held for investment increased $103.2 million during the second quarter of 2011. This increase is principally due to new loan production in the current year, and primarily relates to growth in commercial and industrial segment of our loan portfolio. Excluding non-covered charge-offs of $18.6 million, the non-covered loan portfolio increased $121.8 million in the current quarter. Covered loans declined $43.0 million during the second quarter of 2011. The covered loan portfolio will continue to run-off over time as borrower payments are received and as we work out and resolve troubled credits.

Total deposits decreased $146.3 million, or 2%, on a sequential quarter basis, primarily as a result of the deposit outflows relating to the Company reducing interest rates paid on various deposit products with the overall decline in market interest rates. Of this amount, interest bearing deposits decreased $208.1 million while non-interest bearing deposits increased $61.8 million, or 4%. Total deposits have increased $587.7 million, or 7%, since June 30, 2010. Approximately $27 million of the decline in deposits during the second quarter of 2011 was transferred to the securities sold under agreements to repurchase liability, which represent collateralized customer deposits reflected as borrowings. The increase in securities sold under agreements to repurchase over the past year results from the FDIC discontinuing the allowance of collateralization for uninsured non-public funds deposits, while various customers still require some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At June 30, 2011, the Company had $478 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. Over the course of the last year we have purchased short duration government-sponsored investment securities to match and offset the interest expense associated with the growth in our deposits. The Company’s available for sale investment portfolio was $3.2 billion as of June 30, 2011, representing a 64% increase over the prior year. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.6 billion as of June 30, 2011, representing 40% of total assets and 50% of total deposits.

Capital

As of June 30, 2011, total shareholders’ equity was $1.67 billion, comprised entirely of common equity. Book value per common share was $14.62, tangible book value per common share was $8.68 and the ratio of tangible common equity to tangible assets was 9.23% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below).

The Company’s estimated total risk-based capital ratio as of June 30, 2011 is 17.33%. This represents a slight decrease from March 31, 2011, as a result of increased risk weighted assets with non-covered loan growth during the quarter. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 13.04% as of June 30, 2011. These capital ratios as of June 30, 2011 are estimates pending completion and filing of the Company’s regulatory reports.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings (loss) as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP), and earnings (loss) per diluted common share (GAAP) to operating earnings (loss) per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Net earnings available to common shareholders	$17,699	$13,405	$3,447	32%	413%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	328	325	--	1%	nm
Merger related expenses, net of tax (1)	43	109	1,301	(61)%	(97)%
Operating earnings	$18,070	$13,839	$4,748	31%	281%

Earnings (per diluted share):
Earnings available to common shareholders	$0.15	$0.12	$0.03	25%	400%
Operating earnings	$0.16	$0.12	$0.04	33%	300%

Six Months Ended:				Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Jun 30, 2010		% Change

Net earnings (loss) available to common shareholders	$31,104	$(246)		nm
Adjustments:
Net loss (gain) on junior subordinated debentures carried at fair value, net of tax (1)	653	(3,653)		(118)%
Bargain purchase gain on acquisitions, net of tax (1)	--	(3,862)		(100)%
Merger related expenses, net of tax (1)	151	2,444		(94)%
Operating earnings (loss)	$31,908	$(5,317)		(700)%

Earnings (loss) per diluted share:
Earnings available to common shareholders	$0.27	$--		nm
Operating earnings (loss)	$0.28	$(0.05)		(660)%

(1)     Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, preferred stock dividends, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (loss) (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Operating earnings	$18,070	$13,839	$4,748	31%	281%
Adjustments:
Provision for non-covered loan and lease losses	15,459	15,030	29,767	3%	(48)%
Provision for covered loan and lease losses	3,755	7,268	--	(48)%	nm
Non-covered net loss on other real estate owned	3,844	2,833	566	36%	579%
Covered net loss (gain) on other real estate owned	73	951	(1,518)	(92)%	(105)%
Non-covered loan & OREO workout cost	2,546	2,488	2,559	2%	(1)%
Covered loan & OREO workout cost	1,635	2,354	832	(31)%	97%
Covered losses (gains) impact on FDIC indemnification asset	(4,370)	(8,458)	652	(48)%	(771)%
Operating provision for (benefit from) income taxes	9,029	6,810	3,668	33%	146%
Dividends and undistributed earnings allocated to participating securities	86	62	16	39%	438%
Pre-tax, pre-credit cost operating income	$50,127	$43,177	$41,290	16%	21%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Jun 30, 2010	% Change

Operating earnings (loss)	$31,908	$(5,317)	(700)%
Adjustments:
Provision for non-covered loan and lease losses	30,489	71,873	(58)%
Provision for covered loan and lease losses	11,023	--	nm
Non-covered net loss on other real estate owned	6,677	2,877	132%
Covered net loss (gain) on other real estate owned	1,024	(1,518)	(167)%
Non-covered loan & OREO workout cost	5,035	4,197	20%
Covered loan & OREO workout cost	3,988	923	332%
Covered losses (gains) impact on FDIC indemnification asset	(12,828)	565	nm
Operating provision for (benefit from) income taxes	15,839	(3,971)	(499)%
Dividends and undistributed earnings allocated to participating securities	148	31	377%
Preferred stock dividends	--	12,192	(100)%
Pre-tax, pre-credit cost operating income	$93,303	$81,852	14%

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Management believes core net interest income and core net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate core net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Core net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Core net interest margin is calculated by dividing annualized core net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to core net interest income (non-GAAP), and net interest margin (GAAP) to core net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Net interest income	$109,361	$104,902	$92,300	4%	18%
Tax equivalent adjustment (1)	1,078	1,073	1,083	0%	0%
Net interest income – tax equivalent basis (1)	110,439	105,975	93,383	4%	18%

Adjustments:
Interest and fee reversals on non-accrual loans	486	1,283	685	(62)%	(29)%
Covered loan disposal gains	(6,644)	(8,230)	--	(19)%	nm
Core net interest income – tax equivalent basis (1)	$104,281	$99,028	$94,068	5%	11%

Average interest earning assets	$10,247,051	$10,276,145	$9,240,714	0%	11%

Net interest margin – consolidated (1)	4.32%	4.18%	4.05%
Core net interest margin – consolidated (1)	4.08%	3.91%	4.08%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Jun 30, 2010	% Change

Net interest income	$214,263	$179,352	19%
Tax equivalent adjustment (1)	2,151	2,131	1%
Net interest income – tax equivalent basis (1)	216,414	181,483	19%

Adjustments:
Interest and fee reversals on non-accrual loans	1,769	1,752	1%
Covered loan disposal gains	(14,874)	--	nm
Core net interest income – tax equivalent basis (1)	$203,309	$183,235	11%

Average interest earning assets	$10,261,517	$9,037,985	14%

Net interest margin – consolidated (1)	4.25%	4.05%
Core net interest margin – consolidated (1)	4.00%	4.09%

(1)     Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs). In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010

Total shareholders' equity	$1,674,321	$1,651,427	$1,652,841
Subtract:
Goodwill and other intangible assets, net	679,671	680,922	684,647
Tangible common shareholders' equity	$994,650	$970,505	$968,194

Total assets	$11,459,692	$11,550,728	$10,826,056
Subtract:
Goodwill and other intangible assets, net	679,671	680,922	684,647
Tangible assets	$10,780,021	$10,869,806	$10,141,409

Common shares outstanding at period end	114,537,782	114,642,471	114,524,973

Tangible common equity ratio	9.23%	8.93%	9.55%
Tangible book value per common share	$8.68	$8.47	$8.45

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 186 locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank  serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 21, 2011, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the company will discuss second quarter results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m. The conference ID is “78267894.” A re-broadcast will be available approximately two hours after the conference call by dialing 800-642-1687 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website in the morning prior to the call.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about improved loan production, earnings momentum, being positioned for future growth, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, our expectation that any weakness in our CRE portfolio will arise from local market weakness and not a systemic weakness, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our stock trades at historically low earnings multiples, our inability to effectively manage problem credits, unanticipated further declines in real estate values, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change
Interest income
Loans and leases	$101,547	$100,280	$97,240	1%	4%
Interest and dividends on investments:
Taxable	24,348	22,043	15,569	10%	56%
Exempt from federal income tax	2,178	2,165	2,247	1%	(3)%
Dividends	4	3	3	33%	33%
Temporary investments & interest bearing deposits	340	401	545	(15)%	(38)%
Total interest income	128,417	124,892	115,604	3%	11%
Interest expense
Deposits	14,698	15,666	18,463	(6)%	(20)%
Repurchase agreements and
fed funds purchased	131	122	123	7%	7%
Junior subordinated debentures	1,926	1,913	1,939	1%	(1)%
Term debt	2,301	2,289	2,779	1%	(17)%
Total interest expense	19,056	19,990	23,304	(5)%	(18)%
Net interest income	109,361	104,902	92,300	4%	18%
Provision for non-covered loan and lease losses	15,459	15,030	29,767	3%	(48)%
Provision for covered loan and lease losses	3,755	7,268	--	(48)%	nm
Non-interest income
Service charges	8,540	7,821	9,585	9%	(11)%
Brokerage fees	3,276	3,377	3,139	(3)%	4%
Mortgage banking revenue, net	4,807	5,275	3,209	(9)%	50%
Net gain (loss) on investment securities	5,631	(25)	--	nm	nm
Loss on junior subordinated debentures
carried at fair value	(547)	(542)	--	1%	nm
Change in FDIC indemnification asset	(5,551)	2,905	263	(291)%	nm
Other income	3,471	2,774	2,367	25%	47%
Total non-interest income	19,627	21,585	18,563	(9)%	6%
Non-interest expense
Salaries and employee benefits	43,808	44,610	39,604	(2)%	11%
Net occupancy and equipment	12,547	12,517	11,472	0%	9%
Intangible amortization	1,251	1,251	1,368	0%	(9)%
FDIC assessments	2,821	3,873	3,555	(27)%	(21)%
Net loss (gain) on other real estate owned	3,917	3,784	(952)	4%	(511)%
Merger related expenses	71	181	2,169	(61)%	(97)%
Other	18,792	17,985	17,617	4%	7%
Total non-interest expense	83,207	84,201	74,833	(1)%	11%
Income before provision for income taxes	26,567	19,988	6,263	33%	324%
Provision for income taxes	8,782	6,521	2,800	35%	214%
Net income	17,785	13,467	3,463	32%	414%
Dividends and undistributed earnings
allocated to participating securities	86	62	16	39%	438%
Net earnings available to common shareholders	$17,699	$13,405	$3,447	32%	413%

Weighted average shares outstanding	114,610,908	114,575,556	110,134,674	0%	4%
Weighted average diluted shares outstanding	114,785,231	114,746,218	114,733,357	0%	0%
Earnings per common share – basic	$0.15	$0.12	$0.03	25%	400%
Earnings per common share – diluted	$0.15	$0.12	$0.03	25%	400%

nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended:
(Dollars in thousands, except per share data)	Jun 30, 2011	Jun 30, 2010	% Change
Interest income
Loans and leases	$201,827	$187,948	7%
Interest and dividends on investments:
Taxable	46,391	31,644	47%
Exempt from federal income tax	4,343	4,434	(2)%
Dividends	7	3	nm
Temporary investments & interest bearing cash	741	944	(22)%
Total interest income	253,309	224,973	13%
Interest expense
Deposits	30,364	37,252	(18)%
Repurchase agreements and
fed funds purchased	253	246	3%
Junior subordinated debentures	3,839	3,824	0%
Term debt	4,590	4,299	7%
Total interest expense	39,046	45,621	(14)%
Net interest income	214,263	179,352	19%
Provision for non-covered loan and lease losses	30,489	71,873	(58)%
Provision for covered loan and lease losses	11,023	--	nm
Non-interest income
Service charges	16,361	17,950	(9)%
Brokerage fees	6,653	5,778	15%
Mortgage banking revenue, net	10,082	6,687	51%
Net gain (loss) on investment securities	5,606	(288)	nm
(Loss) gain on junior subordinated debentures
carried at fair value	(1,089)	6,088	(118)%
Bargain purchase gain on acquisitions	--	6,437	nm
Change in FDIC indemnification asset	(2,646)	873	(403)%
Other income	6,245	5,085	23%
Total non-interest income	41,212	48,610	(15)%
Non-interest expense
Salaries and employee benefits	88,418	75,844	17%
Net occupancy and equipment	25,064	22,148	13%
Intangible amortization	2,502	2,676	(7)%
FDIC assessments	6,694	6,999	(4)%
Net loss on other real estate owned	7,701	1,359	467%
Merger related expenses	252	4,075	(94)%
Other	36,777	31,603	16%
Total non-interest expense	167,408	144,704	16%
Income before provision for (benefit from) income taxes	46,555	11,385	309%
Provision for (benefit from) income taxes	15,303	(592)	nm
Net income	31,252	11,977	161%

Dividends and undistributed earnings
allocated to participating securities	148	31	377%
Preferred stock dividend	--	12,192	(100)%
Net earnings (loss) available to common shareholders	$31,104	$(246)	nm

Weighted average shares outstanding	114,593,329	101,205,033	13%
Weighted average diluted shares outstanding	114,795,832	101,434,758	13%
Earnings (loss) per common share – basic	$0.27	$0.00	nm
Earnings (loss) per common share – diluted	$0.27	$0.00	nm

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

 Umpqua Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change
Assets:
Cash and due from banks	$137,033	$123,975	$143,098	11%	(4)%
Interest bearing deposits	478,221	515,429	818,186	(7)%	(42)%
Temporary investments	628	559	9,296	12%	(93)%
Investment securities:
Trading, at fair value	2,522	2,572	1,743	(2)%	45%
Available for sale, at fair value	3,177,460	3,285,219	1,933,647	(3)%	64%
Held to maturity, at amortized cost	5,553	4,634	5,493	20%	1%
Loans held for sale	60,416	52,655	40,114	15%	51%
Non-covered loans and leases	5,735,553	5,632,363	5,726,673	2%	0%
Allowance for non-covered loan and lease losses	(97,795)	(97,833)	(113,914)	0%	(14)%
Loans and leases, net	5,637,758	5,534,530	5,612,759	2%	0%
Covered loans and leases, net	698,676	741,630	874,293	(6)%	(20)%
Restricted equity securities	32,839	34,295	34,855	(4)%	(6)%
Premises and equipment, net	145,192	139,539	128,586	4%	13%
Mortgage servicing rights, at fair value	16,350	15,605	12,895	5%	27%
Goodwill and other intangibles, net	679,671	680,922	684,647	0%	(1)%
Non-covered other real estate owned	34,409	34,512	25,653	0%	34%
Covered other real estate owned	30,153	27,689	28,290	9%	7%
FDIC indemnification asset	116,928	131,873	224,218	(11)%	(48)%
Other assets	205,883	225,090	248,283	(9)%	(17)%
Total assets	$11,459,692	$11,550,728	$10,826,056	(1)%	6%

Liabilities:
Deposits	$9,146,412	$9,292,672	$8,558,744	(2)%	7%
Securities sold under agreements to repurchase	120,889	93,425	44,715	29%	170%
Term debt	256,719	257,240	291,505	0%	(12)%
Junior subordinated debentures, at fair value	81,766	81,220	79,590	1%	3%
Junior subordinated debentures, at amortized cost	102,705	102,785	103,027	0%	0%
Other liabilities	76,880	71,959	95,634	7%	(20)%
Total liabilities	9,785,371	9,899,301	9,173,215	(1)%	7%

Shareholders' equity:
Common stock	1,540,933	1,541,539	1,538,793	0%	0%
Retained earnings	96,434	84,405	71,850	14%	34%
Accumulated other comprehensive income	36,954	25,483	42,198	45%	(12)%
Total shareholders' equity	1,674,321	1,651,427	1,652,841	1%	1%
Total liabilities and shareholders' equity	$11,459,693	$11,550,728	$10,826,056	(1)%	6%

Common shares outstanding at period end	114,537,782	114,642,471	114,524,973	0%	0%
Book value per common share	$14.62	$14.41	$14.43	1%	1%
Tangible book value per common share	$8.68	$8.47	$8.45	3%	3%
Tangible equity - common	$994,650	$970,505	$968,194	2%	3%
Tangible common equity to tangible assets	9.23%	8.93%	9.55%

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2011		Mar 31, 2011		Jun 30, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,237,523	39%	$2,239,817	40%	$2,306,927	40%	0%	(3)%
Owner occupied	1,294,611	23%	1,248,263	22%	1,189,447	21%	4%	9%
Residential real estate	522,813	9%	485,917	9%	456,357	8%	8%	15%
Construction	297,364	5%	366,738	7%	495,456	9%	(19)%	(40)%
Total real estate	4,352,311	76%	4,340,735	77%	4,448,187	78%	0%	(2)%
Commercial	1,329,309	23%	1,238,541	22%	1,223,927	21%	7%	9%
Leases	30,288	1%	31,855	1%	32,375	1%	(5)%	(6)%
Installment and other	35,341	1%	32,516	1%	33,188	1%	9%	6%
Deferred loan fees, net	(11,696)	0%	(11,284)	0%	(11,004)	0%	4%	6%
Total	$5,735,553	100%	$5,632,363	100%	$5,726,673	100%	2%	0%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Jun 30, 2011		Mar 31, 2011		Jun 30, 2010		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate	$515,977	74%	$544,575	73%	$594,665	68%	(5)%	(13)%
Residential real estate	72,522	10%	76,205	10%	84,551	10%	(5)%	(14)%
Construction	35,766	5%	39,930	5%	74,283	8%	(10)%	(52)%
Total real estate	624,265	89%	660,710	89%	753,499	86%	(6)%	(17)%
Commercial	65,731	9%	71,019	10%	108,326	12%	(7)%	(39)%
Installment and other	8,680	1%	9,901	1%	12,468	1%	(12)%	(30)%
Total	$698,676	100%	$741,630	100%	$874,293	100%	(6)%	(20)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2011		Mar 31, 2011		Jun 30, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,733,640	19%	$1,671,797	18%	$1,509,222	18%	4%	15%
Demand, interest bearing	4,191,169	46%	4,341,994	47%	3,789,122	44%	(3)%	11%
Savings	372,165	4%	370,294	4%	355,428	4%	1%	5%
Time	2,849,438	31%	2,908,587	31%	2,904,972	34%	(2)%	(2)%
Total	$9,146,412	100%	$9,292,672	100%	$8,558,744	100%	(2)%	7%

Total core deposits-ending (1)	$7,122,141	78%	$7,227,087	78%	$6,647,780	78%	(1)%	7%

Number of open accounts:
Demand, non-interest bearing	189,220		185,929		180,499		2%	5%
Demand, interest bearing	77,043		77,664		71,537		(1)%	8%
Savings	85,515		86,933		96,019		(2)%	(11)%
Time	39,270		40,155		41,882		(2)%	(6)%
Total	391,048		390,681		389,937		0%	0%

Average balance per account:
Demand, non-interest bearing	$9.2		$9.0		$8.4
Demand, interest bearing	54.4		55.9		53.0
Savings	4.4		4.3		3.7
Time	72.6		72.4		69.4
Total	$23.4		$23.8		$21.9
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$109,889	$136,125	$170,636	(19)%	(36)%
Non-covered loans past due 90+ days & accruing	13,137	6,327	9,213	108%	43%
Total non-performing loans	123,026	142,452	179,849	(14)%	(32)%
Non-covered other real estate owned	34,409	34,512	25,653	0%	34%
Total	$157,435	$176,964	$205,502	(11)%	(23)%

Performing restructured loans	$80,962	$67,499	$80,534	20%	1%

Past due 30-89 days	$43,851	$70,665	$40,135	(38)%	9%
Past due 30-89 days to total loans and leases	0.76%	1.25%	0.70%

Non-covered, non-performing loans to
non-covered loans and leases	2.14%	2.53%	3.14%
Non-covered, non-performing assets to total assets	1.37%	1.53%	1.90%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$58,814	nm	(100)%
Total non-performing loans	--	--	58,814	nm	(100)%
Covered other real estate owned	30,153	27,689	28,290	9%	7%
Total	$30,153	$27,689	$87,104	9%	(65)%

Covered non-performing loans to
covered loans and leases	--%	--%	6.73%
Covered non-performing assets to total assets	0.26%	0.24%	0.80%

Total non-performing assets:
Loans on non-accrual status	$109,889	$136,125	$229,450	(19)%	(52)%
Loans past due 90+ days & accruing	13,137	6,327	9,213	(108)%	43%
Total non-performing loans	123,026	142,452	238,663	(14)%	(48)%
Other real estate owned	64,562	62,201	53,943	4%	20%
Total	$187,588	$204,653	$292,606	(8)%	(36)%

Non-performing loans to loans and leases	1.91%	2.23%	3.62%
Non-performing assets to total assets	1.64%	1.77%	2.70%

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$97,833	$101,921	$110,784
Provision for non-covered loan and lease losses	15,459	15,030	29,767	3%	(48)%

Charge-offs	(18,611)	(20,875)	(31,554)	(11)%	(41)%
Recoveries	3,114	1,757	4,917	77%	(37)%
Net charge-offs	(15,497)	(19,118)	(26,637)	(19)%	(42)%

Total allowance for non-covered loan and lease losses	97,795	97,833	113,914	0%	(14)%

Reserve for unfunded commitments	988	911	735
Total allowance for non-covered credit losses	$98,783	$98,744	$114,649	0%	(14)%

Net charge-offs to average non-covered
loans and leases (annualized)	1.10%	1.38%	1.84%
Recoveries to gross charge-offs	16.73%	8.42%	15.58%
Allowance for credit losses to non-covered
loans and leases	1.72%	1.75%	2.00%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2011	Jun 30, 2010	% Change
Allowance for credit losses:
Balance beginning of period	$101,921	$107,657
Provision for loan and lease losses	30,489	71,873	(58)%

Charge-offs	(39,486)	(71,313)	(45)%
Recoveries	4,871	5,697	(14)%
Net charge-offs	(34,615)	(65,616)	(47)%

Total allowance for loan and lease losses	97,795	113,914	(14)%

Reserve for unfunded commitments	988	735
Total allowance for credit losses	$98,783	$114,649	(14)%

Net charge-offs to average non-covered
loans and leases (annualized)	1.24%	2.26%
Recoveries to gross charge-offs	12.34%	7.99%

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.59%	5.63%	5.82%	(0.04)	(0.23)
Yield on covered loans and leases	12.38%	11.38%	7.27%	1.00	5.11
Yield on taxable investments	3.18%	2.97%	3.83%	0.21	(0.65)
Yield on tax-exempt investments (1)	5.83%	5.90%	5.75%	(0.07)	0.08
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.26%	0.00	(0.01)
Total yield on earning assets (1)	5.07%	4.97%	5.07%	0.10	0.00

Cost of interest bearing deposits	0.79%	0.83%	1.10%	(0.04)	(0.31)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.51%	0.59%	1.02%	(0.08)	(0.51)
Cost of term debt	3.59%	3.56%	3.54%	0.03	0.05
Cost of junior subordinated debentures	4.20%	4.23%	4.26%	(0.03)	(0.06)
Total cost of interest bearing liabilities	0.95%	0.99%	1.28%	(0.04)	(0.33)

Net interest spread (1)	4.12%	3.98%	3.79%	0.14	0.33
Net interest margin – Consolidated (1)	4.32%	4.18%	4.05%	0.14	0.27

Net interest margin – Bank (1)	4.39%	4.25%	4.13%	0.14	0.26

As reported (GAAP):
Return on average assets	0.62%	0.47%	0.13%	0.15	0.49
Return on average tangible assets	0.66%	0.50%	0.14%	0.16	0.52
Return on average common equity	4.25%	3.30%	0.86%	0.95	3.39
Return on average tangible common equity	7.17%	5.62%	1.49%	1.55	5.68
Efficiency ratio – Consolidated	63.97%	66.01%	66.85%	(2.04)	(2.88)
Efficiency ratio – Bank	61.70%	63.47%	64.18%	(1.77)	(2.48)

Operating basis (non-GAAP): (2)
Return on average assets	0.63%	0.48%	0.18%	0.15	0.45
Return on average tangible assets	0.67%	0.52%	0.19%	0.15	0.48
Return on average common equity	4.34%	3.40%	1.18%	0.94	3.16
Return on average tangible common equity	7.32%	5.80%	2.05%	1.52	5.27
Efficiency ratio – Consolidated	63.65%	65.59%	64.91%	(1.94)	(1.26)
Efficiency ratio – Bank	61.64%	63.33%	62.22%	(1.69)	(0.58)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value,  net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six months Ended:
	Jun 30, 2011	Jun 30, 2010	Change
Net interest spread:
Yield on non-covered loans and leases	5.61%	5.78%	(0.17)
Yield on covered loans and leases	11.87%	7.17%	4.70
Yield on taxable investments	3.08%	3.91%	(0.83)
Yield on tax-exempt investments (1)	5.86%	5.80%	0.06
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	5.02%	5.07%	(0.05)

Cost of interest bearing deposits	0.81%	1.14%	(0.33)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.54%	1.02%	(0.48)
Cost of term debt	3.58%	3.49%	0.09
Cost of junior subordinated debentures	4.22%	4.15%	0.07
Total cost of interest bearing liabilities	0.97%	1.31%	(0.34)

Net interest spread (1)	4.05%	3.76%	0.29
Net interest margin – Consolidated (1)	4.25%	4.05%	0.20

Net interest margin – Bank (1)	4.32%	4.13%	0.19

As reported (GAAP):
Return on average assets	0.54%	0.00%	0.54
Return on average tangible assets	0.58%	(0.01)%	0.59
Return on average common equity	3.78%	(0.03)%	3.81
Return on average tangible common equity	6.41%	(0.06)%	6.47
Efficiency ratio – Consolidated	64.98%	62.89%	2.09
Efficiency ratio – Bank	62.58%	61.88%	0.70

Operating basis (non-GAAP): (2)
Return on average assets	0.56%	(0.10)%	0.66
Return on average tangible assets	0.59%	(0.11)%	0.70
Return on average common equity	3.88%	(0.71)%	4.59
Return on average tangible common equity	6.57%	(1.26)%	7.83
Efficiency ratio – Consolidated	64.61%	64.64%	(0.03)
Efficiency ratio – Bank	62.48%	61.84%	0.64

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding  gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Temporary investments & interest bearing cash	$548,740	$652,844	$849,112	(16)%	(35)%
Investment securities, taxable	3,060,105	2,964,410	1,628,195	3%	88%
Investment securities, tax-exempt	223,556	219,523	231,675	2%	(4)%
Loans held for sale	49,254	47,646	41,183	3%	20%
Non-covered loans and leases	5,645,332	5,623,811	5,792,010	0%	(3)%
Covered loans and leases	720,064	767,911	698,539	(6)%	3%
Total interest earning assets	10,247,051	10,276,145	9,240,714	0%	11%
Goodwill & other intangible assets, net	680,202	681,494	677,739	0%	0%
Total assets	11,512,813	11,572,751	10,466,756	(1)%	10%

Non-interest bearing demand deposits	1,731,575	1,644,452	1,475,852	5%	17%
Interest bearing deposits	7,490,219	7,683,403	6,735,665	(3)%	11%
Total deposits	9,221,794	9,327,855	8,211,517	(1)%	12%
Interest bearing liabilities	8,034,850	8,211,760	7,281,191	(2)%	10%

Shareholders’ equity - common	1,669,942	1,649,674	1,607,661	1%	4%
Tangible common equity (1)	989,740	968,180	929,922	2%	6%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2011	Jun 30, 2010	% Change

Temporary investments & interest bearing cash	$600,505	$764,491	(21)%
Investment securities, taxable	3,012,521	1,619,351	86%
Investment securities, tax-exempt	221,551	226,569	(2)%
Loans held for sale	48,454	32,709	48%
Non-covered loans and leases	5,634,631	5,863,012	(4)%
Covered loans and leases	743,855	531,853	40%
Total interest earning assets	10,261,517	9,037,985	14%
Goodwill & other intangible assets, net	680,845	665,825	2%
Total assets	11,542,616	10,223,430	13%

Non-interest bearing demand deposits	1,688,254	1,462,335	15%
Interest bearing deposits	7,586,277	6,563,336	16%
Total deposits	9,274,531	8,025,671	16%
Interest bearing liabilities	8,122,817	7,045,592	15%

Shareholders’ equity - common	1,659,864	1,517,797	9%
Tangible common equity (1)	979,019	851,972	15%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,751,700	$1,691,112	$1,400,120	4%	25%
MSR Asset, at fair value	16,350	15,605	12,895	5%	27%

MSR as % of serviced portfolio	0.93%	0.92%	0.92%

Mortgage Banking Revenue:
Origination and sale	$3,998	$4,336	$3,947	(8)%	1%
Servicing	1,137	1,121	934	1%	22%
Change in fair value of MSR asset	(328)	(182)	(1,672)	80%	(80)%
Total	$4,807	$5,275	$3,209	(9)%	50%

Closed loan volume	$185,013	$166,737	$145,085	11%	28%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2011	Jun 30, 2010	% Change

Mortgage Banking Revenue:
Origination and sale	$8,334	$6,651	25%
Servicing	2,259	1,837	23%
Change in fair value of MSR asset	(511)	(1,801)	(72)%
Total	$10,082	$6,687	51%

Closed loan volume	$351,751	$272,400	29%

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing asset detail by type and by region

•         Table 2 – Non-covered loans past due 30-89 days by type and by region

•         Table 3 – Non-covered loans past due 30-89 days trends

•         Table 4 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of June 30, 2011:

Table 1 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$14,707	$--	$100	$2,400	$4,234	$4,417	$25,858
Commercial construction	921	--	637	--	6,452	83	8,093
Commercial real estate	29,216	1,002	258	2,066	12,325	8,193	53,060
Commercial	7,290	2,390	369	4,094	1,930	6,805	22,878
Other	--	--	--	--	--	--	--
Total	$52,134	$3,392	$1,364	$8,560	$24,941	$19,498	$109,889

Loans 90 days past due & accruing:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	555	--	--	--	--	--	555
Commercial	393	--	--	5,713	358	--	6,464
Other	5,577	--	--	--	541	--	6,118
Total	$6,525	$--	$--	$5,713	$899	$--	$13,137

Total non-performing loans	$58,659	$3,392	$1,364	$14,273	$25,840	$19,498	$123,026

Other real estate owned:
Residential development	$642	$1,660	$2,371	$49	$343	$2,910	$7,975
Commercial construction	2,609	539	--	88	3,524	--	6,760
Commercial real estate	3,525	500	1,291	--	7,651	3,952	16,919
Commercial	283	359	282	270	--	44	1,238
Other	1,517	--	--	--	--	--	1,517
Total	$8,576	$3,058	$3,944	$407	$11,518	$6,906	$34,409

Total non-performing assets	$67,235	$6,450	$5,308	$14,680	$37,358	$26,404	$157,435
% of total	43%	4%	3%	9%	24%	17%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of June 30, 2011, the non-covered, non-performing assets of $157.4 million have been written down by 43%, or $120.7 million, from their current par balance of $278.1 million.

Umpqua Holdings Corporation Announces Second Quarter Results

July 20, 2011

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of June 30, 2011:

Table 2 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$--	$--	$652	$--	$1,759	$162	$2,573
Commercial construction	99	--	--	--	--	--	99
Commercial real estate	8,047	696	6,137	1,535	5,853	9,826	32,094
Commercial	875	--	249	3	723	1,626	3,476
Other	3,607	--	--	3	1,999	--	5,609
Total	$12,628	$696	$7,038	$1,541	$10,334	$11,614	$43,851

Table 3 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Jun 30, 2011	Mar 31, 2011	Jun 30, 2010	% Change	% Change
Loans 30-89 days past due:
Residential development	$2,573	$10,177	$763	(75)%	237%
Commercial construction	99	5,534	903	(98)%	(89)%
Commercial real estate	32,094	32,764	22,923	(2)%	40%
Commercial	3,476	16,443	9,173	(79)%	(62)%
Other	5,609	5,747	6,373	(2)%	(12)%
Total	$43,851	$70,665	$40,135	(38)%	9%

The following is a distribution of non-covered restructured loans by loan type by region as of June 30, 2011:

Table 4 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$15,174	$--	$--	$5,284	$19,874	$--	$40,332
Commercial construction	18,679	--	--	--	8,183	--	26,862
Commercial real estate	649	--	3,870	--	4,673	3,513	12,705
Commercial	--	--	--	--	--	885	885
Other	178	--	--	--	--	--	178
Total	$34,680	$--	$3,870	$5,284	$32,730	$4,398	$80,962